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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact: Michael Neufeld
         Executive Vice President
         (949) 916-4100

                FREEREALTIME.COM ANNOUNCES FURTHER RESTRUCTURING
                         Pursuing Strategic Alternatives

         Aliso Viejo, CA -- March 2, 2001-- FreeRealTime.com, Inc., (OTCBB:
FRTI), a Web-centric financial media and investment services company, empowering independent investors with "real-time actionable insight," including market data, research and tools in order to make knowledgeable investing decisions, announced today that following a lengthy two day meeting with its Board of Directors, it is pursuing all strategic alternatives reasonably available to it, including the sale of its Red Chip businesses, including the Red Chip Review, an award winning publication and Red Chip Partners, an investor awareness corporate service for publicly traded companies, the sale of the Company's transaction-services subsidiary - Digital Offering, Inc, and the possible sale of its e-finance web sites, Freerealtime.com and Red Chip.com.

         In conjunction with pursuit of strategic alternatives, the Company will continue its efforts to further reduce operating costs as well as focus on revenue initiatives. As a related move, Mr. Geoffrey Moore announced his resignation as Chief Executive Officer of Freerealtime.com. Among reasons for resigning, Moore cited the desire to "lead the way" on cost reduction initiatives through elimination of his cost burden to the Company and to completely focus his time commitment to the Company on assisting it in the pursuit of its strategic alternatives. The Board received his assurance that he would be available for a period of time to serve as Acting Chief Executive Officer under a consulting arrangement. Mr. Moore will remain as the non-executive Chairman of the Board and a Director. Mssrs. David Gale and Clancy Woods also resigned as members of the Board of Directors effective March 2, 2001 citing the increasing time commitment required by the Board under the present circumstances and their extensive business commitments.



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ABOUT FREEREALTIME.COM

The Company, including the http://www.FreeRealtime.com and http://www.RedChip.com Web sites and The Red Chip Review, is a leading financial media company, empowering independent investors with "real-time actionable insight," including market data, research and tools in order to make knowledgeable investing decisions. The Company's various investment services deliver an extensive array of stock market data, proprietary research and commentary, financial news, community features, and sophisticated investment management tools for institutional investors, brokers and independent investors. Over 1.4 million investors have registered for the Company's online investment services, and we estimate that by publishing and distributing investment information we reach our investor audience several million times every month and that, in a typical month, they view in excess of 100 million pages of investment information on our various services.

FreeRealTime.com has been recognized as a leader by such notable sources as CNBC, Online Investor, Forbes, The Wall Street Journal, and The Los Angeles Times. The Company also publishes proprietary equity research on nearly 300 companies under The RedChip Review(R) banner, as well as information about the emerging growth companies and their markets under the RedChip Reporter(TM), RedChip Radar(TM), and RedChip Profile(TM) trademarks. RedChip.com(TM) was recently recognized by Forbes' "Best of the Web" as the "Best of the Best" top small-cap research site. In addition, RedChip analysts' recommendations have consistently outperformed major benchmarks.

Headquartered in Aliso Viejo, California, the Company also has offices in Portland, Oregon; Calgary, Alberta, Canada; Minneapolis, Minnesota; San Francisco, California; Los Angeles, California and New York, New York. Visit the Company's Web sites at http://www.freerealtime.com and at http://www.redchip.com.

Safe Harbor. Except for any historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Matters relating to the Company's traffic, business expansion and initiatives, subscriber growth, and site usage reflect current information and involve certain risks and uncertainties, including, without limitation, changes in product demand, changes in competition and other economic conditions. These statements may or may not be indicative of future demand and developments. Risks and uncertainties are described in the company's filings with the SEC. Prospective investors are cautioned not to place undue reliance on forward-looking statements. FreeRealTime.com undertakes no obligation to update or release publicly the result of any revisions to these statements that may be made to reflect future events, developments or circumstances.


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